PAREXEL International
Nonqualified Deferred Compensation Plan

As Amended and Restated, effective January 1, 2009

ARITCLE I
PURPOSE AND SCOPE

1.1	PURPOSE
The purpose of this Plan is to provide retirement benefits for certain selected Executives of the Employer, in combination with any other retirement benefit plans, agreements or arrangements, whether qualified or otherwise, offered by the Employer.

1.2	SCOPE
This Plan is intended as a statement of agreement between certain selected Executives under which, in consideration of the continued satisfactory service of said Executives, the Employer agrees to pay, when due, certain retirement and other benefits subject to the terms and conditions of the Plan. This Plan shall be binding on the Employer and any successors to the business of the Employer and shall inure to the benefit of the Participants and, if applicable, their spouses and beneficiaries.
Nothing herein contained, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a trust of any kind nor a fiduciary relationship between the Employer and any Executive, Executive’s surviving spouse or dependents, Executive’s estate or Executive’s beneficiaries or any other person.
Any reserves or liabilities set up on the Employer’s books of account with respect to any retirement or other benefits to be paid under the Plan shall continue for all purposes to be a part of the general funds or assets of the Employer. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.
ARTICLE II
DEFINITIONS
Wherever used in this Plan, the following terms shall have the following meanings, unless a different meaning is clearly required by the context. In addition to the terms defined in this Article II, other terms are defined when first used in later sections of the Plan.

2.1	“Compensation” shall mean the regular remuneration paid to an Executive for services rendered to the Employer as shown on the W-2 of the Executive for any given calendar year.

2.2	“Deferral Election” means a written notice filed by the Participant with the Employer specifying the Compensation to be deferred by the Participant pursuant to the rules set forth in Appendix A.

2.3
“Effective Date” means January 1, 2009. Amounts held under the Plan pursuant to deferral elections made or effective prior to the Effective Date shall, from and after the Effective Date, be administered and distributed in accordance with the terms of this Plan. Notwithstanding the foregoing provisions of this Section 2.3 or any provision of the prior Plan to the contrary, the Plan terms from the period from January 1, 2005 through December 31, 2008 shall reflect its operational compliance with the interim and, as applicable, the transitional rules of Internal Revenue Code Section 409A in effect for periods prior to January 1, 2009.

2.4	“Employer” means PAREXEL International Corporation.

2.5
“Executive” means any highly compensated employee or member of a select group of management employees employed by the Employer and/or certain of its wholly owned subsidiaries as determined by the Employer in its sole discretion.

2.6	“Normal Retirement Age” means age 65.

2.7	“Normal Retirement Date” means the first day of the month coinciding with or next following a Participant’s retirement on or after attaining Normal Retirement Age.

2.8
“Participant” means any Executive who has become eligible to participate in the Plan in accordance with Article III as determined by the Employer, and who has not ceased to have rights to a Benefit hereunder.

2.9
“Payment Schedule” means the one payment schedule, if any, designated by a Participant on the “relevant” Deferral Election, as applicable to distributions in connection with Separation from Service in accordance with Section 7.3. For purposes of the preceding sentence, a Participant’s initial Deferral Election under the Plan shall be his or her “relevant” Deferral Election, except that, pursuant to transition relief available under guidance issued by the Secretary of the Treasury under Internal Revenue Code Section 409A, a Payment Schedule which is properly elected (on a form provided by the Plan Administrator) by a Participant prior to the January 1, 2009, for all amounts deferred prior to such date and meeting the requirements applicable under such transition relief, shall be deemed to have been made on the “relevant” Deferral Election and shall be given effect for distributions after such date, notwithstanding the otherwise applicable restrictions under Section 7.3. Except as provided under the preceding sentence or as otherwise permitted under Section 7.3, a Payment Schedule is irrevocable and cannot be changed.

2.10
“Performance-Based Compensation” means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.11	“Plan” means the PAREXEL International Corporation Deferred Compensation Plan.

2.12	“Plan Year” means the calendar year.

2.13	“Retirement Benefit” or “Benefit” means the amount credited to a Participant’s account, as of the relevant time, pursuant to Section 4.3.

2.14	“Separation from Service” means a “separation from service” by a Participant with respect to the Employer within the meaning of Treas. Reg. Section 1.409A-1(h)(1).

2.15
“Specified Employee” shall mean any person identified as such as of the relevant time under Treas. Reg. Section 1.409A-1(i); provided, however, that a person’s “officer” status for purposes of the application of the rules referenced thereunder may be construed by the Employer in a manner consistent with preventing a possible or inadvertent violation of the Specified Employee restrictions of Internal Revenue Code Section 409A.

2.16	“Statutory Maximum” shall, with respect to a Specified Employee, mean the “two (2) times the lesser of” amount described in Treas. Reg. 1.409A-1(b)(9)(iii)(A).

2.17
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Internal Revenue Code Section 152(a)), or a Participant’s beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Employer in its sole discretion. Whether a Participant has an Unforeseeable Emergency shall be determined by the Employer in its sole discretion.

ARTICLE III
PARTICIPATION

3.1	ELIGIBLE EXECUTIVES
Eligibility for participation in this Plan shall be limited to those Executives designated in writing by the Employer in its sole discretion.

3.2	ENTRY DATE
Each Participant under Section 3.1 shall enter the Plan on the date specified in writing by the Employer.

3.3	CESSATION OF PARTICIPATION BY ACTION OF EMPLOYER
The Employer reserves the right to terminate the active participation in the Plan of any designated Executive upon 30 days advance notice to the Executive. Such Executive shall thereupon become an inactive Participant.
ARTICLE IV
BENEFITS

4.1	PARTICIPANT CONTRIBUTIONS CREDIT
A Participant may elect pursuant to this Plan each Plan Year to defer an amount of the Participant’s Compensation up to 100% of the Participant’s Compensation. Anything contained in the Plan to the contrary notwithstanding, all amounts deferred under this Section 4.1 must be made pursuant to a Deferral Election meeting the requirements set forth on Appendix A hereto. The Employer shall maintain a book account in the Plan for the Participant to which the Employer shall credit an amount equal to the amount of the Participant’s Deferral Election.

4.2	NORMAL RETIREMENT BENEFIT
The amount of “Normal Retirement Benefit” shall be equal to the aggregate contributions credited on the Participant’s behalf pursuant to the provisions of Sections 4.1 of the Plan, plus earnings determined in accordance with Section 4.3 of the Plan, as of the Participant’s retirement on or after attaining Normal Retirement Age. Upon attainment of Normal Retirement Age, the Participant shall be fully vested in the Benefit credited to the Participant’s account; provided that the Participant is still employed by the Employer on such date. For all purposes of the Plan, a Participant’s “retirement” shall occur (and a Participant shall be considered “retired”) only when the Participant experiences a Separation from Service on or after attaining Normal Retirement Age.

4.3	CREDITING RATE
The aggregate contributions credited under the Plan pursuant to Section 4.1 on the Participant’s behalf shall be credited with earnings (or losses) at the aggregate rate of return for the investment options selected by the Participant. A Participant’s account will continue to be credited with earnings (or losses) during the period the Participant is receiving Benefit payments. As used in this Plan, the term “earnings” shall include losses.

Each Participant’s account will be credited with earnings or losses on each business day, based upon the Participant’s investment allocation among a menu of investment options permitted by the Employer in its sole discretion, in accordance with the provisions of this Section 4.3 (“investment allocation”). Investment options will be determined by the Employer in its sole discretion. The Employer, also in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the Plan menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Employer have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s accounts. If the Participant fails to make an investment allocation with respect to an account, such account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Employer in its sole discretion.

4.4	DISABILITY RETIREMENT BENEFIT
A Participant who has not reached Normal Retirement Age shall become fully vested in the Benefit credited to the Participant’s account in the event the Participant becomes totally and permanently disabled during the Participant’s employment with the Employer. For purposes of this Plan, “total and permanent disability” or “disability” shall mean when the Participant either: (a) is, for a continuous period of not less than six (6) months, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Employer. A Participant’s Benefit shall be, subject to the provisions of Section 8.4, paid in a lump sum as soon as is practicable, but in no event more than ninety (90) days, after the date of such disability.

4.5	DEATH OF A PARTICIPANT BEFORE COMMENCEMENT OF RETIREMENT BENEFIT
If a Participant dies before payment of Benefits commence hereunder, the Participant shall become fully vested and the Participant’s Benefits shall be paid to the Participant’s beneficiaries in a lump sum as soon as practicable after the Employer receives notice of the

Participant’s death. Payment under this Section 4.5 shall be subject to Section 8.4 and shall not occur later than 90 days after the date of the Participant’s death.

4.6	DESIGNATION OF BENEFICIARY
The Participant shall have the right, at any time, to submit in a form provided by the Employer, a written or electronic designation of primary and secondary beneficiaries to whom payment under this Plan shall be made in the event of the Participant’s death prior to complete distribution of the Benefits due and payable under this Plan. Each beneficiary designation shall become effective only when receipt thereof is acknowledged in writing or electronically by the Employer. In the event a Participant does not designate a beneficiary, any distribution of Benefits due under this Plan after the Participant’s death shall be paid to the Participant’s surviving spouse, if any, otherwise to the Participant’s estate.

4.7	HARDSHIP DISTRIBUTION
A Participant who experiences an Unforeseeable Emergency may submit a written request to the Employer to receive payment of all or any portion of his or her Benefits. Whether a Participant is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Employer, in its sole discretion, based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan. If an emergency payment is approved by the Employer, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Employer. The Participant will not be eligible to recommence income deferrals until the first of January following a one (1) year period commencing on the date of withdrawal, and then only if otherwise eligible to participate under the terms of the Plan.
ARTICLE V
TERMINATION OF EMPLOYMENT

5.1	TERMINATION ON OR AFTER RETIREMENT DATE
Subject to the provisions of Section 8.4, a Participant who retires on or after the Participant’s Normal Retirement Age shall have the right to receive payment of his or her Benefits commencing as soon as practicable, but in no event more than 90 days, after the date of such retirement. Unless a different Payment Schedule is properly elected under Section 7.3, payments shall be in the form of annual installments over the time period of fifteen (15) years, with each annual installment payment amount determined by dividing the remainder of the Participant’s Account at the time of determination by the number of remaining annual installments (including the current installment). Payments hereunder shall be made (or commence) as soon as practicable, but no more than 90 days after the date of the Participant’s Separation from Service.

5.2	TERMINATION PRIOR TO RETIREMENT DATE
Subject to the provisions of Section 8.4, a Participant who experiences a Separation from Service prior to retirement, death or disability, shall receive payment of his or her Benefit as soon as practicable, but in no event more than 90 days, after the date of such Separation from Service; provided, however, that if the Separation from Service is for cause, as contemplated under the last paragraph of Section 8.4, then the Participant shall only receive the aggregate amount deferred by the Participant under Section 4.1 of the plan or, if less, the Benefit, and all other amounts credited to the Participant’s account shall be forfeited.
Unless a different Payment Schedule is properly elected under Section 7.3, payments shall be in the form of one lump sum payment. Payments hereunder shall be made (or commence) as soon as practicable, but no more than 90 days after the date of the Participant’s Separation from Service.

5.3	VESTING
A Participant shall always be 100% vested in the Participant’s deferral contributions credited to the Participant’s account pursuant to Section 4.1 of the Plan and earnings thereon. Notwithstanding the foregoing provisions of this Section 5.3, a Participant’s “vesting” shall be subject to the potential for forfeiture to the extent described in the last paragraph of Section 8.4
ARTICLE VI
ADMINISTRATION

6.1
This Plan shall be administered and interpreted by the Employer, whose decisions shall be final, conclusive and binding, except for any action taken pursuant to Section 8.4. In addition, the Employer shall possess full discretion in connection with performing its administrative and interpretive functions pursuant to the foregoing sentence.

ARTICLE VII
PAYMENT OF RETIREMENT BENEFITS

7.1	SURVIVAL
Payment of any Benefit hereunder which is contingent upon the survival of the Participant shall cease with the last payment due the payee before the payee’s death.

7.2	ALIENATION OF BENEFITS PROHIBITED
No benefit payable at any time under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind, except as required by law. Neither shall any Benefit payable at any time under the Plan be subject in any manner to the debts or liabilities of any person entitled to such Benefit, nor shall the Employer be required to make any payments toward such debts or liabilities. Notwithstanding the preceding provisions of this Section 7.2, the Plan will recognize, and allow payment pursuant to, a “qualified domestic relations order” to the extent permitted under Internal Revenue Code Section 409A and the final regulations thereunder.

7.3	DURATION AND FORM OF BENEFITS
The lump sum distributions provided for under Sections 4.4 and 4.5 are not modified by the provisions of any Payment Schedule. The default distribution schedules provided for under Section 5.1 and 5.2 shall be modified by properly elected Payment Schedule terms.
The Payment Schedule shall offer the following alternatives: (a) one lump sum; and (b) annual installments over a time period of five (5), ten (10), or fifteen (15) years as designated in such Payment Schedule, with each annual installment payment amount determined by dividing the remainder of the Participant’s Account at the time of determination by the number of remaining annual installments (including the current installment). To be properly elected, a Payment Schedule election must be made in writing on a form provided by the Plan Administrator and is subject to the any and all election requirements as are or may be established by the Plan Administrator. Except as required for subsequent elections described below, installments hereunder shall commence as soon as practicable, but no more than 90 days after the date of the Participant’s Separation from Service.
A Participant may modify the alternative Payment Schedule, consistent with the permissible Payment Schedules otherwise available this Section, provided such modification complies with the requirements of Article V and is subject to the following additional requirements: (x) the date on which a modification election is submitted to the Employer must be at least twelve (12) months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification; and (y) the date payments are to commence under the modified Payment Schedule must be no earlier than five (5) years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. A modification election submitted in accordance with this Section 7.3 is irrevocable upon receipt by the Employer and becomes effective twelve (12) months after such date.
Nothing contained in this Plan to the contrary, the Employer, in its sole discretion, may accelerate any payments due to a Participant or a Participant’s beneficiaries to any extent permitted under Internal Revenue Code Section 409A and the guidance issued by the Internal Revenue Service thereunder.

7.4	DELAY IN PAYMENT TO OR WITH RESPECT TO SPECIFIED EMPLOYEE
Anything contained in the preceding provisions of this Plan to the contrary notwithstanding, any payments otherwise payable to or with respect to a Specified Employee shall not be paid to or with respect to a Specified Employee until at least six (6) months after such Specified Employee Separation from Service; provided, however, that, if such Separation from Service is an “involuntary separation from service” under Treas. Reg. Section 1.409A-1(n), then such delay shall only be applied to the extent such amounts, when added to all other amounts required to be taken into account under the “separation pay” limitation of Treas. Reg. Section 1.409A-1(b)(9)(iii), would, if paid within such period, exceed the Specified Employee Statutory Maximum. Payment of any delayed amounts shall be made as soon as is administratively practicable after the expiration of such six (6) month period.

7.5	UNCLAIMED BENEFITS
Any of the Benefits hereunder which are unclaimed, including outstanding checks or direct deposits, shall be forfeited to the Employer.

7.6	WITHHOLDING
The Employer shall have the right to deduct from any Benefit any federal, state, or local taxes required by law to be withheld.
ARTICLE VIII
GENERAL PROVISIONS

8.1	FUNDING
The Plan is intended as an unfunded plan of supplementary retirement Benefits. The Employer intends to establish appropriate reserves for the Plan on its books of account in accordance with generally accepted accounting principles. Such reserves shall be, for all purposes, part of the general funds of the Employer and no Participant, spouse, beneficiary, or other person claiming a right under the Plan shall have any interest, right or title to such reserves.

8.2	RIGHT TO AMEND, SUSPEND OR TERMINATE
The Employer reserves the right at any time and from time to time to amend, suspend or terminate the Plan by action of its Board of Directors without the consent of any Participant, spouse, beneficiary, or other person claiming a right under the Plan. No amendment or suspension of the Plan shall reduce the vested Benefits of any Participant as of the date of amendment or suspension.

8.3	EFFECT OF TERMINATION
In the event that the Plan is terminated, Benefits accrued and payable to Participants, former Participants entitled to Benefits, retired Participants and spouses or beneficiaries shall be limited to amounts vested and accrued as of the date of termination and shall not be subject to crediting of any further earnings.
Notwithstanding the preceding provisions of this Section 8.3 or of Section 8.2, the Board of Directors of the Employer may, in its sole discretion, reduce or eliminate Benefits as it deems necessary in order to protect the financial security of the Employer.

8.4	RIGHTS TO BENEFITS
No person shall have any right to a Benefit under the Plan except as such Benefit has accrued to such person in accordance with the terms of the Plan, and then such right shall be no greater than the rights of any unsecured general creditor of the Employer. Neither the establishment of the Plan, the designation of any Participant, nor any provisions of the Plan shall be construed as giving a Participant the right to be retained in the employment of the Employer or as an Executive of the Employer.
The Employer, at its discretion, may acquire an insurance policy or policies insuring the life of a Participant from which it can satisfy its obligations to make payments pursuant to this Plan. However, it is expressly understood that such contract (or contracts), if acquired, does not create any account or funds separate from the ordinary assets of the Employer, and no Participant, Participant’s spouse, or Participant’s beneficiary may look to any such contract as the funds from which benefits under this Plan are to be paid. Any such contract so acquired for the convenience of the Employer shall be the sole and exclusive property of the Employer, with the Employer named as applicant, owner, and beneficiary of any life insurance contract payment; provided further, any such contract shall not be held in trust or as collateral security for the benefit of a Participant, a Participant’s spouse, or a

Participant’s beneficiary, nor is any representation made herein that such contract, if acquired, will be used to provide benefits under this Plan. No Participant, Participant’s spouse, or Participant’s beneficiary shall have any beneficial ownership interest in, or preferred or other claim against, the life insurance contract, if acquired.
Notwithstanding any other provisions of this Plan, if an Executive shall be discharged for reason of acts of gross misconduct, fraud, dishonesty, larceny, misappropriation or embezzlement committed against the Employer, all of such Executive’s rights to earnings on the Participant’s deferral contributions and to the Employer’s matching contributions and earnings thereon shall be forfeited. In addition, Benefits other than distribution of the Participant’s deferral contributions shall cease to be paid to any Participant who discloses confidential information or trade secrets concerning the Employer without the Employer’s consent, or engages in any activity that is materially damaging to the Employer.

8.5	CONSTRUCTION
The laws of the Commonwealth of Massachusetts will determine all questions arising with respect to the provisions of this Plan except to the extent superseded by Federal law.

8.6	TITLES
The titles of the Articles and Sections herein are included for convenience of reference only and shall not be construed as a part of this Plan, or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural; the masculine gender shall include the feminine and vice versa; and such words as “herein”, “hereinafter”, “hereof and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

8.7	SEPARABILITY
If any term or provision of this Plan as presently in effect or as amended from time to time, or the application thereof to any payments or circumstances, shall to any extent be invalid or unenforceable, the remainder of the Plan, and the application of such term or provision to payments or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term or provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

8.8	RIGHT OF OFFSET
If, at such time as a Participant becomes entitled to benefits under this Plan, such Participant has any debt, obligation or other liability representing an amount owing to the Employer, and if such debt, obligation or other liability is due and owing at the time distribution is due hereunder, the Employer may offset the amount owing against the amount of benefits otherwise distributable hereunder.

8.9	CLAIM FOR BENEFITS
Subject to and in compliance with the specific procedures contained in the applicable regulations under the Employee Retirement Income Security Act of 1974, as amended: (i) any decision by the Employer denying a claim by a Participant or a Participants beneficiary for Benefits under this Plan shall be stated in writing and delivered or mailed to such Participant or such beneficiary; (ii) each such notice shall set forth the specific reasons for the denial, written to the best of the Employer’s ability in a manner that may be understood without legal or actuarial counsel; and (iii) the Employer shall afford a reasonable opportunity to such Participant or such beneficiary for a full and fair review of the decision denying such claim.

8.10	NO ACCELERATION
Anything contained in the Plan to the contrary notwithstanding, no acceleration of the payment of any Benefits shall be permitted, except to the extent permitted under Treas. Reg. Section 1.409A-3(j) and adopted by the Employer.

8.11	ACCOUNTS TAXABLE UNDER INTERNAL REVENUE CODE SECTION 409A
The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Internal Revenue Code Section 409A. The Plan Administrator, pursuant to its authority to interpret the Plan, may sever from the Plan or any Deferral Election any provision or exercise of a right that otherwise would result in a violation of Internal Revenue Code Section 409A.

8.12	NO CONTRACT OF EMPLOYMENT
Nothing contained in this document shall create a contract of employment for any guaranteed or specific period of time or otherwise alter the nature of any Participant’s employment status or employment relationship with the Employer.
IN WITNESS WHEREOF, the Employer has caused this Plan to be executed by its duly authorized officers on this __ day of __________, 2008 with an amended & restated plan effective date of January 1, 2009.
PAREXEL International Corporation

By:

Title:

APPENDIX A
DEFERRAL ELECTION RULES

A-1	DEFERRAL ELECTIONS IN GENERAL
A Participant shall submit a Deferral Election during the enrollment periods established by the Employer and in the manner specified by the Employer, but in any event, in accordance with Section A-2. A Deferral Election that is not timely filed with respect to a period of service or component of Compensation shall be considered void and shall have no effect with respect to such period or such Compensation. The Employer may modify, or allow a Participant to modify, any Deferral Election prior to the date the election becomes irrevocable under the rules of Section A-2.

A-2	TIMING REQUIREMENTS FOR DEFERRAL ELECTIONS
The following rules provide the timing requirements for Deferral Elections, but only insofar as related to deferrals otherwise available under the Plan.

(a)
First Year of Eligibility. In the case of the first year in which an eligible Executive becomes eligible to participate in the Plan, he or she has up to thirty (30) days following his initial eligibility to submit a Deferral Election with respect to Compensation to be earned during such year. The Deferral Election described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an eligible Executive may file a Deferral Election under this paragraph shall be determined in accordance with the rules of Internal Revenue Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7). A Deferral Election filed under this paragraph applies to Compensation earned on and after the date the Deferral Election becomes irrevocable.

(b)
Prior Year Election. Except as otherwise provided in this Section A-2, Participants may defer Compensation by filing a Deferral Election no later than December 31st of the year prior to the year in which the Compensation to be deferred is earned, or such earlier date established by the Employer. If a deferral election is received less than 3 days prior to the first applicable payroll date, it is assumed that the first deferral will start with the second applicable payroll date. A Deferral Election described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)
Performance-Based Compensation. Participants may file a Deferral Election with respect to Performance-Based Compensation no later than the date that is six (6) months before the end of the performance period, provided that:

i.
the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Deferral Election is submitted; and

ii.	the Compensation is not readily ascertainable as of the date the Deferral Election is filed.
A Deferral Election becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death, retirement or disability prior to the satisfaction of the performance criteria, will be void.

(d)
Sales Commissions. Sales commissions (as defined in Treas. Reg. Section 1.409A-2(a)(12)(i)) are considered to be earned in the taxable year of the Participant in which the customer remits payment to the Employer. The Deferral Election must be filed before the last day of the year preceding the year in which the sales commissions are earned and becomes irrevocable after that date.

(e)
Employer Awards. The Employer may unilaterally provide for deferral of Employer awards prior to the date of such awards. Deferrals of Employer awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.